Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NASH-FINCH COMPANY

Nash-Finch Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                       The name of the corporation is Nash-Finch Company.

2.                                       The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was the 6th day of October, 1921.  A Restated Certificate of Incorporation was filed on the 16th day of May, 1985, with the Secretary of State of the State of Delaware.

3.                                       That the Board of Directors of the Corporation, at duly called meetings held on August 10, 2001 and February 19, 2002, duly adopted resolutions and modifying resolutions, respectively, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and recommending that said amendment be submitted to the Corporation’s stockholders for their consideration and approval.  The resolution setting forth the proposed amendment is as follows:

                                                                                                RESOLVED, That Article IV of the Restated Certificate of Incorporation of the Corporation shall be amended in its entirety to read as follows:

Article IV.

The corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, “preferred stock” and “common stock”.  The total number of shares of capital stock which the corporation shall be authorized to issue is fifty million five hundred thousand, of which five hundred thousand shall be shares of preferred stock without par value and fifty million shall be shares of common stock of the par value of $1.66 2/3 per share.  No holder of any shares of preferred stock or any shares of common stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock or of securities of the corporation convertible into capital stock, of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash, property, services or otherwise.  Shares of preferred stock of the corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof.  Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.  Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.  Each holder of common stock shall be entitled to one vote for each share held.

4.                                       The stockholders of the Corporation duly approved and adopted this Amendment to the Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware by a vote of the holders of a majority of the shares of issued and outstanding common stock of the Corporation entitled to vote thereon at a duly called annual meeting of stockholders held on May 14, 2002, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Nash-Finch Company has caused this Certificate of Amendment to be signed by Ron Marshall, its President and Chief Executive Officer, and attested by Kathleen E. McDermott, its Secretary, this 14th day of May, 2002.

NASH-FINCH COMPANY

/s/ Ron Marshall
Ron Marshall
President and Chief Executive Officer

ATTEST:

/s/ Kathleen E. McDermott
Kathleen E. McDermott
Secretary